UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 29, 2016

Code Rebel Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-37377	46-4825060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Ho’okele Street, Suite 102 Kahului, HI	96732
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (808) 871-6496

Not applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information provided in Item 3.02 is hereby incorporated by reference.

Item 3.02	Unregistered Sales of Equity Securities

On April 25, 2016 the Code Rebel Corporation (the “Company”, “we” or “us”) entered into a consulting agreement (the “Consulting Agreement”) with SLD Capital Corp, a Pennsylvania Company (“SLD”), pursuant to which SLD will provide general business consulting services and advice to the Company relating to, among other things, corporate structures, general business policy, joint ventures, lines of credit, factoring facilities, and strategic business planning, including alliance partnerships, acquisitions, and mergers.

As compensation, SLD will receive two hundred fifty thousand (250,000) shares of restricted Company common stock. Additionally, SLD will also receive a warrant certificate to purchase two hundred fifty thousand (250,000) shares of Company common stock (the “Warrant”). The Warrant has an initial exercise price of $2.25 per share, subject to adjustment to the share capital of the Company under a stock split, reverse stock split or similar event, and an exercise period of five (5) years. The Warrant may be exercised on a cashless exercise basis.

The Consulting Agreement has a term of twelve (12) months, unless earlier terminated. The Company may terminate the Consulting Agreement at any time upon seven (7) days written notice to SLD. The Consulting Agreement will terminate automatically upon the occurrence of (a) the bankruptcy or insolvency of the Company or (b) the non-payment or performances by the Company under the Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Consulting Agreement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2016	CODE REBEL CORPORATION

	By:	/s/ Arben Kryeziu
Arben Kryeziu
Chairman and Chief Executive Officer